Exhibit 99.1

Sears Holdings announces completion of previously announced private exchange offers for outstanding 8% Senior Unsecured Notes Due 2019 and 6 5/8% Senior Secured Notes Due 2018 and negotiated exchanges of and amendments to certain other indebtedness

March 21, 2018

HOFFMAN ESTATES, Ill., Mar. 21, 2018 /PRNewswire/ Sears Holdings Corporation (“we” or the “Company”) (NASDAQ: SHLD) today announced that it has completed its previously announced private offers to exchange (i) 8% Senior Unsecured Notes due 2019 (the “Old Senior Unsecured Notes”) issued by the Company for a like principal amount of 8% Senior Unsecured Convertible PIK Toggle Notes due 2019 of the Company (the “New Senior Unsecured Notes”) and (ii) 6 5/8% Senior Secured Notes due 2018 (the “Old Senior Secured Notes” and, together with the Old Senior Unsecured Notes, the “Old Notes”) issued by the Company for a like principal amount of 6 5/8% Senior Secured Convertible PIK Toggle Notes due 2019 of the Company (the “New Senior Secured Notes” and together with the New Senior Unsecured Notes, the “New Notes”) (the offers to exchange, the “Exchange Offers”). Pursuant to the Exchange Offers, approximately $214 million aggregate principal amount of Old Senior Unsecured Notes and approximately $170 million aggregate principal amount of Old Senior Secured Notes were validly tendered, accepted and cancelled and a like amount of New Senior Unsecured Notes and New Senior Secured Notes, as applicable, were issued in respect thereof. In connection with the completion of the Exchange Offers, the Company has also obtained the requisite consent of holders of Old Senior Secured Notes to adopt amendments to the indenture governing such notes to eliminate substantially all of the restrictive covenants and certain events of default in such indenture, and make the liens securing senior second lien obligations, including the New Senior Secured Notes and obligations under the second lien credit agreement described below, effectively senior to the liens securing junior second lien obligations, including the Old Senior Secured Notes.

The New Senior Unsecured Notes are convertible into common stock of the Company, at a conversion price of 120 shares per $1,000 in principal amount of indebtedness (or approximately $8.33 in principal amount per share), with interest on such notes to be payable in kind at the Company’s option. The New Senior Secured Notes are convertible into common stock of the Company, at a conversion price of 200 shares per $1,000 in principal amount of indebtedness (or $5 in principal amount per share), with interest on such notes to be payable in kind at the Company’s option. The New Senior Unsecured Notes and the New Senior Secured Notes are optionally convertible by the holders thereof, and are mandatorily convertible at the Company’s option if the volume weighted average trading price of the common stock on the NASDAQ exceeds $10 for a prescribed period.

The Company also entered into an amendment to its existing second lien credit agreement to include a feature, with respect to the term loan outstanding thereunder, permitting the payment of interest in kind at the Company’s option and to provide that the Company’s obligation with respect to such term loan is convertible into common stock of the Company, on substantially the same conversion terms as the New Senior Secured Notes.

The Company’s subsidiary, Sears Roebuck Acceptance Corp. (“SRAC”), also consummated a negotiated exchange with certain third parties (the “Noteholders”) holding approximately $100 million in principal amount of senior unsecured notes maturing between 2027 and 2043 and bearing interest at rates between 6.50% and 7.50% per annum issued by SRAC (the “SRAC Notes”), for new unsecured notes (the “New SRAC Exchange Notes”) maturing in March 2028, which New SRAC Exchange Notes bear interest at a rate equal to 7.00% per annum (which interest may be paid in kind at the option of the Company at rate equal to 12.00% per annum). The SRAC Exchange Notes are guaranteed by the same subsidiaries of the Company which guarantee the New Senior Secured Notes.

If all of the forgoing indebtedness is paid in kind at the Company’s option, the Company’s quarterly cash interest expenses will be reduced by approximately $15 million.

“The completion of these previously announced transactions will strengthen our financial footing as we continue to execute on our strategic transformation” said Edward S. Lampert, the Company’s Chief Executive Officer. “We remain resolutely committed to enhancing our liquidity and working aggressively to return the Company to profitability.”

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members—wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Whenever used, words such as “will,” “intends,” “expects,” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company’s control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of other risks relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.